Exhibit 99


         Five Star Products, Inc. Reports Record Sales for Fiscal Year;
                 Operating Income Increases 76% to $2.1 million

    Court approves Five Star acquisition of Right-Way Dealer Warehouse, Inc.

New York, NY, April 4, 2007 - Five Star Products, Inc. (OTC Bulletin Board:
FSPX.OB), a leading distributor of paint sundry and hardware products in the Northeast, today announced results for the fiscal year ended December 31, 2006. The Company reported net income for the year ended December 31, 2006 of $285,000 ($.02 per share basic and fully diluted), an improvement of $572,000 as compared to the net loss of $287,000 ($.02 loss per share basic and fully diluted) for the year ended December 31, 2005.

Sales for the year ended December 31, 2006 were $108,088,000 compared to $106,451,000 for the year ended December 31, 2005. Operating income was $2,111,000 for the year ended December 31, 2006 compared to $1,200,000 for the year ended December 31, 2005, an increase of 76%.

Leslie Flegel, Five Star Chairman, said, "Following on the heels of fiscal year 2006's improved results, 2007 also has gotten off to an excellent start. If the momentum continues, we should be on our way to another much improved year."

Five Star also announced that the U.S. Bankruptcy Court for the District of Massachusetts on April 3, 2007 approved the sale to Five Star of substantially all of the assets and the assumption of certain of the liabilities of Right-Way Dealer Warehouse, Inc. Five Star first disclosed the transaction in a press release dated March 14, 2007. The closing of the transaction is scheduled to occur later this week and is subject to certain conditions. No assurance can be given, nor is any provided, that the transaction will close or will close as scheduled.

About Five Star Products, Inc.

Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB) is engaged in the wholesale distribution of home decorating, hardware, paint and finishing products in twelve states with emphasis in the greater New York market. The company distributes products to approximately 3,000 independent retail dealers, which include lumber yards, do-it yourself centers, independent hardware stores, and paint stores. The company distributes a range of private label products sold under the "Five Star" name. Five Star operates two warehouse facilities, the primary one located in East Hanover, NJ and another in Newington, CT. Five Star is a majority owned subsidiary of National Patent Development Corporation (OTC Bulletin Board: NPDV.OB).

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About National Patent Development Corporation

National Patent Development Corporation owns approximately 64% of Five Star Products. In addition, it owns approximately 14% of Valera Pharmaceuticals, Inc. (NASDAQ: VLRX - News). In December, 2006, Valera entered into a merger agreement with Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV - News) which is expected to be completed on or around April 30, 2007. National Patent also owns and operates an optical plastics business through its wholly owned subsidiary, MXL Industries, Inc., and owns certain real estate.

Safe Harbor Statement

The forward-looking statements contained herein reflect the current views of the respective managements of Five Star Products, Inc. and National Patent Development Corporation with respect to future events and financial performance. These forward-looking statements are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of either Five Star Products or National Patent, including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed in Five Star Products' and National Patents' respective periodic reports and registration statements filed with the Securities and Exchange Commission. There can be no assurance that the acquisition of Right-Way will be consummated or, if consummated, that it will be on the terms and conditions disclosed.

Contact:
Five Star Products, Inc.
John Belknap, 914.249.9729


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